UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2013

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 22, 2013, PAREXEL International Corporation (“PAREXEL” or the “Company”) entered into short term unsecured term loan agreements with each of HSBC Bank USA, National Association (“HSBC”), TD Bank, N.A. (“TD Bank”), and U.S. Bank National Association (“U.S. Bank”), each in the amount of $25,000,000 (each a “Facility”, and collectively, the “Facilities”).

Each Facility consists of a term loan facility for $25,000,000 which was advanced to the Company on January 22, 2013 (collectively, the “Proceeds”). All outstanding loans under the Facilities mature on June 30, 2013 (the “Maturity Date”) unless earlier payment is required under the terms of each respective loan agreement. Borrowings made under the Facilities bear interest, at PAREXEL’s determination, at a base rate plus a margin (such margin not to exceed a per annum rate of .750%) based on a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for the previous 12 months (the “Leverage Ratio”), or at a LIBOR rate plus a margin (such margin not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the Facilities may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the applicable term loan agreement.

The Proceeds were used to partially pay down balances owed under the short term line of credit that PAREXEL entered into with Bank of America, N.A. (“BoA”) on December 20, 2012 (the “BoA Facility”), following which BoA released each of PAREXEL International, LLC, Perceptive Informatics, Inc., Datalabs, Inc., Clinphone California, Inc. and Perceptive Services, Inc. from their obligations as guarantors under the BoA Facility.

The obligations of PAREXEL under the Facilities may be accelerated upon the occurrence of an event of default under the Facilities, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties and cross defaults to material indebtedness (including the 2011 Facility (defined below)).

PAREXEL has a banking relationship with each of HSBC, TD Bank and U.S. Bank. PAREXEL, certain subsidiaries of PAREXEL, BoA, and the lenders party thereto entered into an agreement for a credit facility on June 30, 2011 in the principal amount of up to $400 million (the “2011 Facility”), which agreement was amended as of August 17, 2012. The 2011 Facility remains in effect in accordance with its terms. Each of HSBC, TD Bank and U.S. Bank are lenders under the 2011 Facility.

The foregoing description of the Facilities does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Facility is incorporated herein in its entirety.

On January 22, 2013, the Company drew down $75,000,000 under the Facilities.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Facility Agreement, dated January 22, 2013, between HSBC and PAREXEL.
10.2	Term Loan Facility Agreement, dated January 22, 2013, between TD Bank and PAREXEL.
10.3	Term Loan Facility Agreement, dated January 22, 2013, between U.S. Bank and PAREXEL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2013	PAREXEL International Corporation
By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr. Senior Vice President and Chief Financial Officer